SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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                                  14A-6(E)(2))
                         / / Definitive Proxy Statement
                       / / Definitive Additional Materials
                 /X/ Soliciting Material Pursuant to Rule 14a-12

                           ART TECHNOLOGY GROUP, INC.


                (Name of Registrant as Specified In Its Charter)

Mitchell-Wright Technology Group, LLC, SSH Partners I, LP, Mitchell-Wright, LLC, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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

Attached as Exhibit 1 is an open letter to shareholders of Art Technology Group, LLC from Mitchell-Wright Technology Group, LLC.

Exhibit 1

[MITCHELL WRIGHT LETTERHEAD]



October 7, 2004



SHAREHOLDERS
Art Technology Group, Inc.


         Re: Proposed Merger with Primus Knowledge Solutions, Inc.
         ---------------------------------------------------------


Dear Shareholders:

Mitchell-Wright Technology Group, LLC ("MWTG") has argued that the merger agreement between Art Technology Group, Inc. ("ARTG") [NASDAQ: ARTG] and Primus Knowledge Solutions, Inc. ("Primus") [NASDAQ: PKSI] is dilutive to ARTG shareholders.

Our principle goal in both acquiring shares of ARTG and asking management to focus on ARTG as a standalone business is to maximize shareholder value. The shareholders own ARTG and management must make strategic decisions that are in the best interest of the owners. We believe the management and the Board of ARTG made two bad decisions. One is the decision to acquire an ailing company prior to strengthening ARTG by making it profitable; and two, is the decision to pay a substantial premium, relative to the value of ARTG, for a company that is in financial distress and is out of options.

In our opinion, the merger with Primus:

     o Would require substantial revenue growth to achieve the stated economic benefits of the deal;
     o    Would not be accretive to earnings;
     o    Would further deplete the net cash balance of ARTG; and
     o Would cause dilution to the ARTG shareholders well in excess of the contribution of the Primus business.

WHAT IS THE COMPANY BUYING - REVENUE ANALYSIS
MWTG has pointed out on several occasions that management of ARTG justified the economics of the Primus acquisition with forecasts for the combined company operations. Since the leadership of ARTG has made the forecasts so important in their justification for the transaction, we have taken the time to evaluate the Company's ability to meet stated guidance. History has clearly shown that management consistently missed their stated guidance.

MWTG has also analyzed how management's forecast, particularly that of revenue growth, compares to the current trends exhibited by ARTG and Primus independently. The management forecasted the combined company, full fiscal year 2005 revenue at greater than $100 million. However, the combined annualized revenue run rate of the two companies based on reported revenue for the first half of 2004 is approximately $86 million. To achieve revenue of greater than $100 million in 2005, the combined company must exhibit an annual growth rate of greater than 15%.

10/7/2004
Page 2 of 6


MWTG questions the validity of management's assumption given the historical performance of both companies. The below chart illustrates the quarterly revenue for both ARTG and Primus, combined, over the last eleven quarters.



[GRAPHIC OMITTED]



               Q1      Q2       Q3       Q4       Q1       Q2       Q3       Q4       Q1       Q2      Q3
              2002    2002     2002     2002     2003     2003     2003     2003     2004     2004    2004
COMBINED
REVENUE
($'000S)     33,350  29,392   30,614   29,079   24,913   25,023   23,068   24,539   22,884   22,087  21,043

NOTES:        (1) We have adjusted second quarter 2004 revenue to include the estimated $2 million revenue from the ARTG government contract which was sold in 2Q04, but not included by ARTG in second quarter revenue due to a contract award protest. The award protest was resolved in the third quarter of
                  2004, and, accordingly, ARTG recorded the revenue in the third quarter. For purposes of illustrating revenue trends, however, we think it is appropriate to view the revenue as earned in the second quarter, since the revenue would have been recorded then but for the contract award protest. As a result, our treatment is not in accordance with generally accepted accounting principles, but it is not intended to be so.

              (2) We have adjusted ARTG's third quarter 2004 revenue for the government contract as discussed in note (1) above. As a result, we estimate ARTG's revenue for the third quarter to be $15 million. We also estimate Primus' revenue for the third quarter based on our assumption of a 5%
                  increase over second quarter 2004.


10/7/2004
Page 3 of 6


Based on our analysis, the revenue trend is clearly negative, with the two companies experiencing a 36.9% drop in revenue between the first quarter of 2002 and the third quarter of 2004 on a combined basis. The above data raises serious doubt regarding the validity of the 15% annual revenue growth rate forecast. The companies have been unable to generate consistent quarterly revenue growth over the past eleven quarters. Collectively, the companies have not been able to produce two consecutive quarters of revenue growth during this period. Furthermore, ARTG management consistently missed their stated guidance. Therefore, MWTG believes that the 15% revenue growth forecast is not a reasonable assumption. In our opinion, a more responsible assumption would estimate flat to negative revenue growth for the combined companies.

The Company cites significant opportunities for cross-selling each company's products into the other's customer base. From our analysis, research and customer diligence we have concluded the following:

     1. There will be few, if any, opportunities for ARTG to sell their products into the Primus customer base
               o Primus' product suite typically leverages a base transactional or eCommerce engine.
               o Once the client company installs its base transactional or eCommerce engine, they build additional processes around it.
               o The build up around the base system makes replacing it with a competing system extremely unattractive and expensive for the customer.
               o Approximately twenty-five of the 225 Primus customers already use the ATG engine.
               o It is unrealistic to expect the other 200 to readily switch from their current platform to the ATG platform, given the likely build up around its current platform.
     2. A more likely scenario is that the Company may be able to sell the Primus point products into the ATG installed base, but penetration rates are likely to be low and it will take some time.

These findings cast further doubt that management has a sensible operating plan for the merged entities. The analysis indicates that the merger plan will likely cause the Company to be a net consumer of cash for some time.

WHAT IS THE REAL COST OF THE TRANSACTION - DILUTION ANALYSIS
To evaluate the financial merits of the proposed merger, MWTG evaluated the Primus business and assets. We also evaluated the total associated cost of the acquisition.

The revenue analysis demonstrates that based on the first-half 2004 results the combined annual revenue in 2005 will likely be in the $85 million to $90 million. ARTG has stated that it is targeting a total spend in 2005 in the $86 million to $88 million range. Given the data, we believe that ARTG will likely not generate positive cash flow in 2005.

10/7/2004
Page 4 of 6


Next, MWTG analyzed the second part of the equation - the associated costs of the merger. The following table provides the data for the analysis.

------------------ ----------------- ------------------ --------------- ------------------- ----------------
     Company          Annualized          Market             Cash        Enterprise Value     EV/Revenue
                     Revenue from     Capitalization                           (EV)            Multiple
                         1H04            (10/6/04)
------------------ ----------------- ------------------ --------------- ------------------- ----------------
ARTG                        $62.3 M           $72.46 M         $29.7M(1)          $42.76 M             0.69
------------------ ----------------- ------------------ --------------- ------------------- ----------------
PKSI                        $23.7 M            $30.00M         $0.00M(2)           $30.0 M             1.27
------------------ ----------------- ------------------ --------------- ------------------- ----------------
(1) Provided by the Company in its 10/6/04 press release.
(2) Cash requirement mandated by the terms of the merger agreement.


For purposes of our analysis, Enterprise Value (EV) refers to market capitalization, plus debt, less cash. Neither company has a meaningful amount of debt, so the calculation reduces to market capitalization less cash. Accordingly, ARTG has an enterprise value of $42.76 million, and a multiple enterprise value / revenue of approximately 0.69x, where revenue is an annualized number based on the first half of 2004 results. Based on ARTG's joint proxy statement/prospectus and the attached copy of the merger agreement, the Board approved a merger with Primus valuing their business at approximately $30 million to $33 million, with no commitment of ANY cash coming over in the transaction. This implies an enterprise value for Primus of at least $30 million (equal to the proposed sale price), which implies an enterprise value / revenue multiple of 1.27x, where Primus revenue is an annualized number based on the first half of 2004 results. The transaction values the Primus business at an 84% [((1.27-.69)/.69)] premium relative to the ARTG business. In short, the ARTG Board has asked the ARTG shareholders to pay an 84% premium relative to ARTG for a company that, in our opinion, is on its last leg, is virtually out of cash, and had to be sold. Therefore, we believe this transaction would severely dilute ARTG shareholders.

The impact on the cash balance is equally distressing. The merger agreement provides for a working capital adjustment. We believe the primary motive behind the adjustment is to compel Primus to conserve cash and bring as high of a positive working capital balance as possible. Based on its public filings, Primus had an $8.3 million cash balance at the end of the second quarter 2004, and it consumes approximately $2.2 million in cash per quarter. This puts the cash estimate at the end of October 2004 at approximately $5.0 million. Based on its public filings, Primus had accounts receivable and accounts payable balances of $2.7 million and $4.4 million respectively at the end of the second quarter. Assuming these values have remained relatively constant, Primus will, at most, have a net positive working capital balance of $3.3 million at the time of the merger.

The Company has estimated that the cash cost of the integration will likely be in the range of $5- $7 million. When the Company increased its cost synergy guidance, clearly it must have included additional severance and other one-time expenses. The Company has failed to update the shareholders on the true cost of the merger. MWTG estimates that the cost of the transaction is more likely $7 - $9 million. Thus, the net working capital, clearly, will not cover the cost of the transaction. Our analysis indicates that the transaction will likely cause ARTG to consume $4 - $6 million in cash, approximately 15% of our cash balance, as reported for the third quarter.

10/7/2004
Page 5 of 6


The negative cash flow from operating activities is troubling. The Company consumes an average of $4.1 million/quarter in cash flow from operating activities, as measured by the Company's filings through the second quarter of 2004 and their guidance for the third quarter. Primus consumes an average of $2.2 million/quarter in cash flow from operating activities, as measured by Primus' filings through the second quarter of 2004. The cash flow LOSS from operations for the combined entities averages approximately $6.6 million/quarter. The cost synergies described by the Company fail to account for how they will make the cash flow from operating activities turn positive. Consequently, factoring in the likely operating cash burn in the fourth quarter, we find it hard to reconcile that the Company will enter 2005 with a net cash balance of "something north of $30 million" as the Company stated on August 12, 2004. The Company will not likely be able to deliver on this commitment; MWTG estimates the net cash balance entering 2005 will be in the range of $23 - $25 million. Further, continued operations under the combined entities fails to improve the likelihood of reaching positive cash flow from continued operations, it likely makes it worse. The Primus merger, if approved, would harm ARTG's balance sheet. Shareholders must be advised of the true cash cost of the transaction and require the Company to demonstrate how the company can turn operating cash flow positive as a result of the merge BEFORE shareholders are expected to vote on the merger agreement.

CONCLUSIONS
Offering dilution and cash erosion to the shareholders in exchange for a combined business that is, at best, a break-even proposition, is a bad business proposition. If the Board would impress on ARTG's management to operate our company profitably, the implied share price would be higher still.

In our analysis, the merger with Primus:
o would add additional expenses, with only the promise of forecasted revenue growth;
o    would be dilutive to earnings;
o    would consume cash; and
o would be dilutive to shareholders well in excess of the value contributed from acquiring the business.

A profitable, independent operation is a less risky, more stable alternative and has a clearer path to maximizing shareholder value for ARTG than this proposed merger. With this better alternative available to it, the Company has a greater likelihood of enhancing shareholder value with lower operating and financial risk by not merging with Primus. For these reasons we will vote AGAINST the merger with Primus, and we urge you to vote AGAINST the merger as well.

MWTG has been and remains committed to working with the Board and Management to create shareholder value. While we are disappointed with the reticence of the Board to exchange ideas, we remain eager to engage in a more active dialog with the Board and Management to build value for all shareholders.

10/7/2004
Page 6 of 6


Thank you for taking the time to review our proposal and for your continued support of ATG.

Very Respectfully,


/s/ James H. Dennedy


James H. Dennedy
Managing Partner
Mitchell-Wright Technology Group, LLC


cc:      Paul Shorthose, Chairman

         Bob Burke, Director & CEO

         Phyllis Swersky, Director

         David Elsbree, Director

         Ilene Lang, Director

         Mary Makela, Director

         John Held, Director

                                      # # #

Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC, SSH partners I, LP, Arcadia Partners, L.P., Arcadia Capital Management, LLC, James Dennedy and Richard Rofe are participants in a solicitation of proxies from the shareholders of Art Technology Group, Inc. for use for use at its special meeting scheduled to be held on October 22, 2004. Information relating to these participants and certain other persons who may also be deemed to be participants in the solicitation of proxies is contained in their preliminary proxy statement filed with the Securities and Exchange Commission on September 28, 2004. A copy of that preliminary proxy statement is currently available at no charge on the Securities and Exchange Commission's website at http://www.sec.gov.

Shareholders of Art Technology Group, Inc. are advised to read the proxy statement and the other documents related to the solicitation of proxies by Mitchell-Wright Technology Group, LLC and the other participants when they become available because they will contain important information. When completed, a definitive proxy statement and a form of proxy will be mailed to shareholders and will be available at no charge at the Securities and Exchange Commission's website. In addition, you may also obtain a free copy of the definitive proxy statement when it is available by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).